Exhibit 10.52

February 18, 2022

Mr. Paulo Pena

Dear Paulo:
We are very pleased to extend an offer of employment to you for the position of President and Chief Executive Officer of Carrols Restaurant Group, Inc. (together with its direct and indirect subsidiaries, the “Company”). This offer of employment is conditioned on the satisfactory completion of certain requirements, as more fully explained in this letter.

Position
The position is that of President and Chief Executive Officer and reports to the Board of Directors (the “Board”) of the Company.

Start Date
It is anticipated that you will start on April 1, 2022 (the “Start Date”).

Base Salary/Merit Increases
Your annual base salary will be $600,000. This will be paid in accordance with the Company's monthly payroll practices for executives at a rate of $50,000 a month, less applicable taxes and withholdings. You will be eligible for annual merit increases in your base salary as determined by the Compensation Committee of the Board in its sole discretion.

Annual Bonus
You will participate in the Executive Bonus Plan. Your target bonus percent is 100% of your annual base salary. A copy of the 2022 Executive Bonus Plan is being provided to you with this offer letter.

Restricted Stock Awards
As a material inducement for your employment with the Company, on April 1, 2022, you will receive a grant of 100,000 shares of the Company’s restricted stock (the “Non-Performance Share Grant”). One-half of the shares comprising the Non-Performance Share Grant will vest on April 1, 2023, with the remaining shares vesting on April 1, 2024.
On April 1, 2022, you will also receive a grant of 600,000 shares of the Company’s restricted stock (the “Performance Share Grant”) which will vest on April 1, 2025, conditioned upon the achievement of the following two performance metrics:

•Organic Adjusted EBITDA Growth – The Company achieving compounded organic adjusted EBITDA growth of at least ten percent (10%) per annum over the three-year period (the “Organic EBITDA Growth Metric”), it being understood that the achievement of the Organic EBITDA Growth Metric will be measured at the end of the three-year period and not on an annual basis; and

•Share Price Growth – In the event that the Organic EBITDA Growth Metric is achieved, the following number of shares of the Performance Share Grant will vest based on the Company’s average closing stock price for the sixty (60) trading days prior to April 1, 2025 exceeding the following thresholds:

Average Closing Stock Price	Percentage of Performance Share Grant Vesting
> $3/share	34 percent
> $5/share	67 percent
> $8/share	100 percent

For example, if the Organic EBITDA Growth Metric is achieved and the Company’s average closing stock price for the sixty (60) trading days prior to April 1, 2025 was $6/share, 67 percent, or 402,000 shares, of the Performance Share Grant would vest.

During your employment with the Company, additional restricted stock grants may also be granted to you as determined by the Compensation Committee of the Board in its sole discretion.

Deferred Compensation Plan
Effective April 1, 2022, you will be eligible to participate in the Carrols Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) subject to the requirements of the plan. A copy of the Deferred Compensation Plan will be provided to you.

Benefits
You and your dependents (as defined by plan documents) will be eligible to participate in the Company’s Medical, Dental, Vision, Flexible Spending Account, Health Savings Account and Life Insurance plans. All benefits are per the plan documents. Your participation (if you elect) in these benefits will be effective April 1, 2022, provided you enroll on the Benefits Portal. You will also be eligible for the Company’s Short-Term and Long-Term Disability Plans. This benefit, if elected, will be effective July 1, 2022. Your share of the cost for the benefits you elect will be deducted from your monthly paycheck.

Vacation/Floating Days
Commencing with your employment, you will be eligible for three (3) weeks of vacation each year. At the end of your tenth year of employment, you will then be eligible for four (4) weeks of vacation. In the event of your termination, payment for unused vacation will be based on the Company’s vacation policy in effect at that time. You are also eligible for two (2) floating days each year.

Expense Reimbursement
You will be reimbursed for all business expenses incurred in accordance with Company policy including mileage reimbursable for use of your personal vehicle on Company business.

Miscellaneous
The Company will provide you with a $250,000 stipend (the “Stipend”) in lieu of any moving, housing, bonus (or stock) relinquishment or other similar cost, expense or compensation loss you may incur. One-half of the Stipend will be paid to you within thirty (30) days of the Start Date, with the remainder being paid on or about October 1, 2022, less applicable taxes and withholdings. In the event that you voluntarily terminate your employment with the Company on or before April 1, 2023, you will be required to reimburse the Company the entire amount of the Stipend, and if you voluntarily terminate your employment with the Company after April 1, 2023 but on or before April 1, 2024, you will be required to reimburse the Company one-half of the amount of the Stipend.

Mandatory Arbitration Program (MAP)
All employees are subject to our Mandatory Arbitration Program and are required to execute an agreement providing for the resolution of disputes pursuant to binding arbitration (the “MAP Agreement”) as a condition to employment. A copy of the MAP Agreement is attached as Exhibit A hereto and made a part of these terms.

Change of Control and Severance Agreement
The Company has agreed to provide you with a change of control and severance agreement in form and content as set forth on Exhibit B attached to and made a part of this offer letter (the “Change of Control and Severance Agreement”). The Change of Control and Severance Agreement will be executed by you and the Company after the contingencies set forth in this letter are satisfied on the Start Date.

Governing Law and Dispute Resolution
This offer letter shall be governed by the laws of the State of New York, without regard to conflict of law principles. Any dispute, claim, demand, or controversy arising out of or relating in any way whatsoever to this offer letter including, but not limited to, breach, termination, enforcement, interpretation or validity of this offer letter, or the requirement or applicability of this offer letter to arbitrate, shall be determined by binding arbitration before a single arbitrator administered by JAMS, a national arbitration association, and conducted under the then current JAMS Comprehensive Arbitration Rules and Procedures (the “JAMS Rules and Procedures”). To start the arbitration process, the party requesting arbitration must send a written request for arbitration and the filing fee to JAMS office serving the Syracuse, New York metropolitan region. A copy of the request must also be sent to the non-requesting party. The arbitrator will strictly apply the law of the State of New York as set forth in this offer letter and shall make a final decision all according to the JAMS Rules and Procedures. The arbitrator shall have no right to compel any party to breach any existing written agreement or obligation. The judgment rendered by the arbitrator may be entered in any court having jurisdiction thereof and shall be final upon the parties. Any arbitration proceedings shall be conducted exclusively within the State of New York at a location therein selected by JAMS in accordance with the JAMS Rules and Procedures. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from the courts of the State of New York or the federal courts located within the State of New York.

By signing this offer letter, you agree that you are represented by counsel, have carefully considered these dispute resolution procedures, believe them to be fair, and that to the extent the dispute resolution provisions are inconsistent with JAMS minimum standards, you will follow the terms of this offer letter and not the minimum standards. This agreement to follow the provisions of this offer letter rather than the minimum standards is severable from the balance of the dispute resolution provisions should either a Court or JAMS find it unenforceable.

Contingent Offer
This offer is contingent upon:
1.Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date.
2.Completion of reference checks satisfactory to the Company in its sole discretion.
3.Receipt of a background investigation satisfactory to the Company in its sole discretion.
4.Your execution of the MAP Agreement prior to commencing work.
This offer will remain outstanding until the close of business on February 15, 2022 and, if accepted, may be withdrawn if any of the above conditions are not satisfied on or before April 1, 2022 unless the Company, in its sole discretion, elects in writing to waive any unsatisfied contingency.

If you have any questions, feel free to call me at 315-424-0513 ext. 2318.

Sincerely,

/s/ Jerry DiGenova
Jerry DiGenova
Vice President, Human Resources
CARROLS RESTAURANT GROUP, INC.

cc:    J. Landaw, K. Dickter, Personnel file

THIS OFFER LETTER IS NOT INTENDED TO CONSTITUTE AN EMPLOYMENT CONTRACT OF ANY KIND AND DOES NOT GUARANTEE CONTINUED EMPLOYMENT WITH THE COMPANY. YOUR EMPLOYMENT WITH THE COMPANY IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF ALL CONDITIONS CONTAINED IN THIS OFFER LETTER INCLUDING, BUT NOT LIMITED TO, THOSE CONTINGENCIES SET FORTH IN THE “CONTINGENT OFFER” PARAGRAPH ABOVE, AND THE LENGTH OF YOUR EMPLOYMENT WITH THE COMPANY WILL BE BASED ON YOUR WORK PERFORMANCE AND THE NEEDS OF THE COMPANY AS WELL AS YOUR OWN DESIRES.

Please indicate your acceptance of this offer letter by signing here:

/s/ Paulo Pena
Paulo Pena

Exhibit A

AGREEMENT FOR THE RESOLUTION OF
DISPUTES PURSUANT TO BINDING ARBITRATION

Arbitration is an alternative to litigation that provides employers and employees with an efficient way to resolve disputes. Arbitration is similar to litigation, but is conducted outside of the court system, using an arbitrator instead of a judge or jury to resolve a dispute. Carrols Corporation (“Carrols”) has established a mandatory arbitration program (the “Mandatory Arbitration Program” or “MAP”) in an effort to resolve disputes between Carrols and its employees in an efficient manner. Carrols pays for the arbitrator and the forum, but you are responsible for costs that you would otherwise incur going to court, such as filing fees and the fees of your own attorney.
Under this arbitration program, which is a required condition of your employment, Carrols and you agree that any dispute arising under or related to your employment or this Agreement, including questions of arbitrability, shall be resolved by arbitration before JAMS, an independent national arbitration association, in accordance with the employment arbitration rules of JAMS. Any arbitration award shall be final and binding upon the parties, and any court having jurisdiction may enter a judgment on the award. Disputes subject to this Agreement include any and all claims, controversies and disputes related to your employment, the terms of your employment, the termination of your employment, your compensation, the interpretation of your offer letter or any employment-related agreement, and claims relating to events occurring outside the scope of your employment but logically related to your employment (collectively, “Claims”). Carrols desires a fair process and the arbitration will meet the standards set by JAMS (the “Procedural Standards”) designed to ensure an employee a fair hearing, including the selection of an independent, neutral arbitrator who has no relationship to Carrols or its management.
To start the arbitration process, Carrols or you may send a written request for arbitration and the filing fee to JAMS at 620 Eighth Avenue, 34th Floor, New York, New York 10018, or to any other JAMS location (which can be found at www.jamsadr.com or by calling JAMS at (800) 352-5267), by U.S. mail or reputable overnight delivery service. A copy of the request must also be sent to Legal Department, 968 James Street, Syracuse, New York 13217-6969 by U.S. mail, reputable overnight delivery service, or email. The only cost to you for filing is the JAMS filing fee, and Carrols will reimburse you 50% of any JAMS filing fee once you provide proof of payment to Carrols by any method identified in the previous sentence.
JAMS will select a location for the arbitration, according to its Procedural Standards, that will be convenient for you. An arbitrator will be selected and govern the process, ultimately issuing a final and binding arbitration award.

As a part of the MAP, you agree to file one arbitration that includes all of your Claims and joins all known Claims. Further, you also agree that any action you bring shall be individually on your own behalf and that you expressly waive the right to bring a Claim on a class or collective basis. The arbitrator shall not have the authority to form a class or proceed on a collective basis. You also understand and agree that the parties reserve the right to go to court if they are faced with the risk of irreparable harm, such as the disclosure of confidential information.
Under the MAP, Carrols and you agree to arbitrate any and all Claims that either party may have against the other party arising out of or relating to your employment with Carrols, directly or indirectly, including but not limited to Claims relating or referring in any manner, directly or indirectly, to:
▪Title VII of the Civil Rights Act of 1964 and similar state statutes;
▪Federal Age Discrimination Employment Act and similar state statutes;
▪Whistleblower provisions of state or federal law or state or federal regulations;
▪Personal or emotional injury to you resulting from your employment, including claims that you bring personally but are based on injuries to other family members;
▪Federal Fair Labor Standards Act or similar state statutes;
▪Family and Medical Leave Act or similar state statutes;
▪Americans with Disabilities Act or similar state statutes;
▪Physical, mental and emotional injuries you believe are attributable to Carrols under theories of product liability, tort law, defamation, invasion of privacy, strict liability, intentional wrongdoing, gross negligence, negligence, or respondeat superior;
▪Actions or omissions of third parties you attribute to Carrols;
▪Employee Retirement Income Security Act or similar state statutes;
▪Tort claims brought pursuant to actual or alleged exceptions to the exclusive remedy provisions of state workers compensation laws;
▪Federal and state antitrust law;
▪Issues regarding benefits, insurance, bonuses or wages;
▪Contracts between you and Carrols;
▪Pensions;
▪Federal, state, local, or municipal regulations, ordinances, or orders;
▪Any common law or statutory law issues relating to discrimination by sex, race, national origin, sexual orientation, family or marital status, disability, weight, dress, or religion;

▪Wrongful retaliation of any type, including retaliation related to workers compensation laws or an employee injury benefit plan;
▪Scheduling;
▪Issues relating to collection of personal or biometric information;
▪Privacy claims relating to actual or alleged release of personal or financial information (data breaches); and
▪Claims that relate to your employment but that you contend are outside the scope of your employment, beyond your job responsibilities, or occurred away from your usual workplace.

The MAP does not apply to any claims not subject to arbitration as a matter of law, such as claims under the Sarbanes-Oxley Act of 2002, for unemployment insurance benefits, for workers’ compensation or an employee injury benefit plan.
The MAP extends to Claims you have with Carrols Restaurant Group, Inc., Carrols LLC and any present or future direct or indirect parent company, subsidiary or other affiliate (collectively, “Affiliate”) of either company, as well as any Claims you have against Carrols’ and its Affiliates’ officers, directors, managers, employees, members, stockholders, owners, attorneys and agents. Nothing in this Agreement precludes you from participating in proceedings to adjudicate unfair labor practice charges before the National Labor Relations Board, from filing a claim with the Equal Employment Opportunity Commission or any state and local human rights agencies, or from participating in any federal, state or local government agency investigation or administrative charge.

EMPLOYEE ACKNOWLEDGEMENT
By signing below, you acknowledge that you are agreeing to have Claims, as described above, decided in final and binding private arbitration and not in court, and that you are expressly waiving your right to a jury trial. You acknowledge that you have read and understand this Agreement; that you have had an opportunity to ask questions regarding this Agreement; and that any questions have been satisfactorily answered. You understand that this Agreement does not enlarge or expand your exclusive remedies under either workers compensation law or an employee injury benefit plan and that such claims are not covered by this clause. You also agree you have been told that JAMS’ rules for arbitration, JAMS’ minimum standards for fairness in employment arbitration, and other information about JAMS are available at www.jamsadr.com, by calling JAMS at (800) 352-5267, or upon request from a manager at the location where you work.

ACKNOWLEDGED AND AGREED TO:

Employee Signature: ________________________________________    Date: _________________

Exhibit “B”
Release
WHEREAS, ________________ (the “Executive”) is a party to an Agreement dated as of __________, 20__ (the “Agreement”) by and among the Executive, CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Company”), CARROLS HOLDCO INC., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdco”), CARROLS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Holdco (“Carrols”), and CARROLS LLC, a Delaware limited liability company and a wholly-owned subsidiary of Carrols Corporation (“Carrols LLC”), requiring the Company to provide the Executive with severance payments and benefits following the termination of the Executive’s employment with the Company, Holdco, Carrols, Carrols LLC, and any subsidiary or affiliate of the Company, and their respective successors and assigns (Company, Holdco, Carrols, Carrols LLC and any subsidiary or affiliate of each collectively the “Companies”) under certain circumstances; and
WHEREAS, the Executive’s employment with the Companies has terminated; and
WHEREAS, it is a condition to the Company’s obligations under the Agreement that the Executive execute and deliver this Release to the Company.
NOW, THEREFORE, in consideration of the receipt by the Executive of the severance payments and benefits under the Agreement, which constitute a material inducement to enter into this Release, the Executive intending to be legally bound hereby agrees as follows:
1.    Subject to paragraph 2 of this Release, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Executive irrevocably and unconditionally releases the Companies and their owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Executive’s employment with any of the Companies and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Executive, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against any of the Companies and/or any Related Person.

2.    Notwithstanding anything contained herein to the contrary, the Executive is not releasing the Companies from any of the Companies’ obligations (a) under the Agreement or any employee benefit plan of any of the Companies, (b) to provide the Executive with insurance coverage defense and/or indemnification as an officer or director of any of the Companies, if applicable to Executive, to the extent generally made available at the date of termination to the Companies’ officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, (c) in respect of the Executive’s rights under the Parent’s 2016 Stock Incentive Plan, as amended (or any subsequent stock incentive plan of Parent), or (d) in respect of the Executive’s rights under any equity awards agreements with any of the Companies pursuant to the Parent's 2016 Stock Incentive Plan, as amended (or any subsequent stock incentive plan of Parent).
3.    The Executive specifically acknowledges and agrees that: (a) the Executive has have read and understands this Release and signs it voluntarily and without coercion; (b) the Executive has been given an opportunity of twenty-one (21) days to consider this Release; (c) the Executive has been encouraged by the Company to discuss fully the terms of this Release with legal counsel of the Executive’s own choosing; and (d) for a period of seven (7) days following the Executive’s signing of this Release, the Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.
4.    If the Executive elects to revoke this Release within this seven-day period, the Executive must inform the Company by delivering a written notice of revocation to the Chief Executive Officer of the Company at 968 James Street, Syracuse, New York 13203 no later than 11:59 p.m. on the seventh calendar day after the date the Executive signs this Release. The Executive understands that, if the Executive elects to exercise this revocation right, this Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the severance payments and benefits which are contingent on the execution of this Release.
5.    The Executive acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the Age Discrimination in Employment Act (the "ADEA"). If the Executive does not revoke this Release occurs under paragraph 4 of this Release, the Executive understands that the Executive’s waiver of rights under the ADEA shall become effective seven days from the date the Executive executes this Release.
IN WITNESS WHEREOF, the undersigned has executed this Release on the ___ day of ______________, 20__.

PAULO PENA

State of      ______________________)
County of     ______________________) ss.:

    On the _____ day of ________________ in the year 20____ before me, the undersigned, personally appeared __________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

_________________________________________________
Notary Public